Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 19, 2018—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and nine months ended September 30, 2018.

Net income for the three months ended September 30, 2018 of $1.497 million, or $0.31 per share-basic and diluted, a decrease of $111 thousand from net income of $1.608 million, or $0.33 per share-basic and diluted for the same quarter in 2017.

Net interest income for the third quarter of 2018, after the provision for loan losses, was $6.430 million, approximately 5.3% lower than the same period in 2017. The provision for loan losses for the three months ended September 30, 2018 was $289 thousand compared to a negative $74 thousand for the same period in 2017. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and an increase in total loans outstanding. The net interest margin was 3.07% for the third quarter of 2018 compared to 2.98% for the same period in 2017. This increase was due to both an increase in interest rates on interest bearing due from banks accounts and an increase in loans outstanding.

Non-interest income increased in the third quarter of 2018 by $94 thousand, or 4.4%, while non-interest expenses increased $7 thousand, or 0.1%, compared to the same period in 2017. The increase in non-interest income was mainly the result of an increase in service charges on checking accounts and other service charges and fees partially offset by a decrease in other non-interest income. Non-interest expense increased due to an increase in occupancy expense of $150 thousand offset by a decrease in other operating expenses of $66 thousand and a decrease in salary and benefit expense of $77 thousand. The increase in occupancy expense was due mainly to an increase in equipment rental and service contracts for the third quarter.

Net income for the nine months ended September 30, 2018 increased 2.7% to $4.957 million, or $1.01 per share-basic and diluted, from $4.828 million, or $0.99 per share-basic and diluted, for the nine months ended September 30, 2017. Net interest income for the nine months ended September 30, 2018, after the provision for loan losses, decreased 1.5% to $20.335 million from $20.648 million for the same period in 2017. Net interest margin for the nine months ended September 30, 2018, increased to 3.10% in 2018 from 3.03% in the same period in 2017. The provision for loan losses for the nine months ended September 30, 2018 was $141 thousand compared to negative $255 thousand in 2017. The increase in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions and an increase in loans outstanding.

Non-interest income increased by $215 thousand, or 3.5%, and non-interest expense decreased by $18 thousand, or 0.9%, for the nine months ended September 30, 2018 when compared to the same period in 2017. The increase in other non-interest income was the result of increases in service charges on deposit accounts and other service charges and fees. Non-interest expense decreased primarily due to a decrease in salary and benefits costs and other operating expenses partially offset by an increase in occupancy expense.

Total assets as of September 30, 2018 decreased to $962.968 million, down $30.128 million, or 3.0%, when compared to $993.096 million at December 31, 2017. Deposits increased by $36.695 million, or 5.1%, and loans, net of unearned income, increased by $29.196 million, or 7.2%, when compared to December 31, 2017. The increase in loans, net of unearned income, was due to new loan demand in excess of loan payments. Non-performing assets increased by $1.146 million to $13.515 million at September 30, 2018 as compared to $12.369 million at December 31, 2017, due to decreases in other real estate owned, loans 90 days or more past due and still accruing interest and a decrease in non-accrual loans.

During the nine months of 2018, the Company paid dividends totaling $0.72 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Nine Months Ending
	September 30	June 30	September 30	September 30	September 30
	2018	2018	2017	2018	2017
INTEREST INCOME
Loans, including fees	$5,166	$4,984	$4,585	$14,867	$14,017
Investment securities	2,697	2,734	2,893	8,254	8,644
Other interest	25	60	66	145	194

	7,888	7,778	7,544	23,266	22,855
INTEREST EXPENSE
Deposits	710	516	472	1,727	1,435
Other borrowed funds	459	310	353	1,063	1,027

	1,169	826	825	2,790	2,462
NET INTEREST INCOME	6,719	6,952	6,719	20,476	20,393
PROVISION FOR (REVERSAL OF)
LOAN LOSSES	289	89	(74)	141	(255)

NET INTEREST INCOME AFTER PROVISION FOR (REVERSAL OF) LOAN LOSSES	6,430	6,863	6,793	20,335	20,648
NON-INTEREST INCOME
Service charges on deposit accounts	1,171	1,067	1,116	3,382	3,177
Other service charges and fees	761	718	703	2,147	1,993
Other non-interest income	289	293	308	870	1,014

	2,221	2,078	2,127	6,399	6,184
NON-INTEREST EXPENSE
Salaries and employee benefits	3,668	3,675	3,745	11,011	11,154
Occupancy expense	1,486	1,362	1,336	4,373	3,985
Other non-interest expense	1,741	1,909	1,806	5,505	5,768

	6,895	6,946	6,887	20,889	20,907
NET INCOME BEFORE TAXES	1,756	1,995	2,033	5,845	5,925
INCOME TAXES	260	306	425	888	1,097

NET INCOME	$1,496	$1,689	$1,608	$4,957	$4,828

Earnings per share - basic	$0.31	$0.35	$0.33	$1.01	$0.99

Earnings per share - diluted	$0.31	$0.35	$0.33	$1.01	$0.99

Dividends Paid	$0.24	$0.24	$0.24	$0.72	$0.72

Average shares outstanding - basic	4,899,520	4,889,772	4,882,705	4,888,372	4,877,338
Average shares outstanding - diluted	4,904,613	4,894,792	4,893,148	4,897,958	4,894,750

	For the Period Ended,
	September 30,	June 30,	December 31,
	2018	2018	2017
Period End Balance Sheet Data:
Total assets	$962,968	$963,070	$993,096
Total earning assets	883,667	884,412	910,282
Loans, net of unearned income	434,606	420,617	405,410
Allowance for loan losses	3,173	3,028	3,019
Total deposits	757,380	764,616	720,685
Short-term borrowings	26,500	32,500	11,500
Long-term borrowings	17	19	20,000
Shareholders’ equity	79,795	81,681	88,451
Book value per share	$16.27	$16.65	$18.07
Period End Average Balance Sheet Data:
Total assets	$973,553	$979,714	$1,013,177
Total earning assets	893,022	898,833	929,261
Loans, net of unearned income	413,725	409,282	395,216
Total deposits	765,580	768,924	762,983
Short-term borrowings	19,628	13,610	668
Long-term borrowings	688	1,016	21,644
Shareholders’ equity	84,625	85,989	90,230
Period End Non-performing Assets:
Non-accrual loans	$10,101	$7,084	$7,582
Loans 90+ days past due and accruing	0	6	807
Other real estate owned	3,414	3,312	3,980

	As of
	September 30,	June 30,	December 31,
	2018	2018	2017
Year to Date Net charge-offs as a percentage of average net loans	0.00%	-0.04%	0.09%
Year to Date Performance Ratios:
Return on average assets(1)	0.68%	0.71%	0.62%
Return on average equity(1)	7.81%	8.06%	7.01%
Year to Date Net Interest
Margin (tax equivalent)(1)	3.10%	3.12%	3.01%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com